Exhibit 23.1

Consent of Independent Certified Public Accountant
 Michael F. Cronin
 Certified Public Accountant
687 Lee Road, #210A
Rochester, New York 14606

The Board of Directors

Amalgamated Pictures Corp.:

I consent to the use of my report dated April 11, 2006 in the Post-effective Amendment dated December 26, 2006 to the Registration Statement on Form SB-2 of Amalgamated Pictures Corp. for the registration of 100,000 units, each unit consisting of one share of common stock and one Class A warrant to purchase additional common stock and to the reference to the undersigned under the heading "Experts" therein.

/s/ Michael F. Cronin

Rochester, New York

December 26, 2006